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                                STATE OF DELAWARE
                              CERTIFICATE OF TRUST

         This Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:

         First: The name of the trust is Clarion Investment Trust.

         Second: The name and address of the Registered Agent is (meeting the requirements of subsection 3807) The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.

         Third: This Certificate of Trust shall be effective immediately upon filing.

         Fourth: The assets of the Trust held with respect to each particular series (or class thereof) of the Trust's beneficial interests that may be established and designated from time to time in the discretion of the Board of Trustees of the Trust shall be charged exclusively with the liabilities of the Trust attributable to that series or class and all expenses, costs, charges and reserves attributable to that series or class. Any general liabilities of the Trust that are not readily identifiable as being attributable to any particular series (and the classes thereof) shall be allocated and charged by the Trustees to and among any one or more of the series (and the classes thereof) in such manner and on such basis as the Trustees in their sole discretion deem fair and equitable. All liabilities, expenses, costs, charges, and reserves so charged to a series (and the classes thereof) are herein referred to as "liabilities attributable to" that series (or class thereof). Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series and classes for all purposes. All liabilities attributable to a particular series shall be enforceable against the assets held with respect to such series only and not against the assets of the Trust generally or against the assets held with respect to any other series.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust of Clarion Investment Trust this 27th day of June, 2002.

                                           By: /s/ Daniel Heflin
                                              --------------------------------
                                           Name:  Daniel Heflin
                                           Title:  Sole Initial Trustee